Exhibit 16.1

FEDERATED STOCK AND BOND FUND
UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated Stock and Bond Fund (the “Trust”), hereby consent, in accordance with the laws of the state of Delaware and Article V of the Declaration of Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees:

RESOLVED, that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of each of Federated Target ETF Fund 2015, Federated Target ETF Fund 2025 and Federated Target ETF Fund 2035 into the Trust.

WITNESS the due execution hereof this 12th day of February 2009.

John F. Donahue /S/ John F. Donahue	Peter E. Madden /S/ Peter E. Madden
Thomas G. Bigley /S/ Thomas G. Bigley	Charles F. Mansfield, Jr. /S/ Charles F. Mansfield, Jr.
John T. Conroy, Jr. /S/ John T. Conroy, Jr.	R. James Nicholson /S/ R. James Nicholson
Nicholas P. Constantakis /S/ Nicholoas P. Constantakis	Thomas M. O’Neill /S/ Thomas M. O’Neill
John F. Cunningham /S/ John F. Cunningham	John S. Walsh /S/ John S. Walsh
J. Christopher Donahue /S/ J. Christopher Donahue	James F. Will /S/ James F. Will